UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

          Date of Report (Date of Earliest Event Reported) May 10, 2006

                        Commission File Number 000-50218

                               BEKEM METALS, INC.
              -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            UTAH                                            87-0669131
-------------------------------                  -------------------------------
(State or other jurisdiction of                  (I.R.S. Employer Identification
 incorporation or organization)                              Number)

              170 Tchaikovsky Street, 4th Floor, Almaty, Kazakhstan
              -----------------------------------------------------
                    (Address of principal executive offices)

                                     050000
                                   -----------
                                   (Zip Code)

                                 +7 3272 582 386
                 -----------------------------------------------
                (Registrant's Executive Office Telephone Number)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [ ] Written communications pursuant to Rule 425 under the Securities
             Act

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Appointment of Directors

         On May 10, 2006 Mr. James Gunnell tendered his resignation from the board ofdirectors of Bekem Metals, Inc. (the "Company"). Mr. Gunnell's resignation was not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.

         In accordance with Section 16-10a-810 of the Utah Revised Business Corporation Act and the Bylaws of the Company, on May 10, 2006, the board of directors appointed Mr. Valery Tolkachev to fill the vacancy on the Company's board of directors created by the resignation of Mr. Gunnell. At the same time, the board of directors appointed Mr. James Kohler and Mr. Timothy Adair to fill two vacancies on the board of directors. These vacancies were created by a vote of the Company's stockholders at the 2005 Annual Meeting of Stockholders held on August 23, 2005. At the Annual Meeting, our stockholders voted to approve an increase in the number of directors of the Company from three to five and authorized the board of directors to appoint individuals to fill these vacancies.

         Following are brief descriptions of the background and business experience of Mr. Tolkachev, Mr. Kohler and Mr. Adair:

         Valery Tolkachev. Since 1999 Mr. Tolkachev has been employed with Aton Investment Company in Moscow, Russia. He is currently serving as a Managing Director of Capital Markets for Aton. From 1991 to 1999, Mr. Tolkachev served in various positions including, broker, analyst, manager and V.P. of Equities Department at MDM Bank, InkomBank, InkomCapital, Tveruniversalbank and TIRAbrok Company. Mr. Tolkachev graduated with Honors from the High Military School in Kiev, USSR in 1989. In June 2005 Mr. Tolkachev graduated from the Academy of National Economy, Moscow Law faculty and has applied for admission to practice law in Russia. Mr. Tolkachev serves as a director of Caspian Services, Inc., and BMB Munai, Inc. both of which are SEC reporting companies. Mr. Tolkachev is 38 years old.

         James F. Kohler. Mr. Kohler received a B.S. in geology in 1970 and an M.S. in geology in 1980 from Utah State University. From 2001 to the present he has been employed as the Branch Chief of Solid Minerals with the U.S. Bureau of Land Management in Salt Lake City, Utah, where he oversees all mining activity on public lands within the State of Utah. He began working at the U.S Bureau of Land Management in 1988 as a Senior Geologist, providing geologic support for all federal solid mineral leasing actions to establish a basis for economic evaluation of leasing tracts. From 1987-1988 Mr. Kohler served as Senior Geologist with the Utah Office of High Level Nuclear Waste in Salt Lake City, Utah, where he provided oversight for high-level nuclear waste repository characterization in Nevada, Texas, and Washington. From 1981-1986 he was the senior geologist and Manager of coal development and mining geology for Anaconda Minerals/ARCO Coal Company in Denver, Colorado supervising geologic support for operating coal mines and acquisitions in the U.S., Indonesia and China. From 1977 to 1981 Mr. Kohler was a Supervisory Geologist with the U.S. Geological Survey in Salt Lake City, Utah. In 2000 Mr. Kohler was awarded the Utah Governor's Medal for Science and Technology. Mr. Kohler is not a director of any other SEC reporting company. Mr . Kohler is 59 years old.

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

         Timothy Adair. Mr. Adair received a Masters in Business Administration
(MBA) from Brigham Young University, located in Provo, Utah, in 1990. Mr. Adair also received a Bachelors of Science from the same University in Mechanical Engineering with a minor in Mathematics in 1988. Since 2005, Mr. Adair has been principally engaged as the Owner/President of Cube Office Designs located in Salt Lake City, Utah where he has successfully transferred company ownership and management. Cube Office Designs currently employs 22 persons and has annual revenue of approximately $1.5 million USD. Prior to purchasing Cube Office Designs, from 1989 through 2004 Mr. Adair was principally engaged as the Human Resources Productivity / Efficiency Manager with Intermountain Health Care (IHC) of Salt Lake City, Utah. IHC is a health care provider with 25,000+ employees and annual revenue of 2.5 + billion USD. While with IHC Mr. Adair consistently implemented cost savings improvements, such as the standardizing and automating of employee transactions which resulted in annual savings of $200k. Mr. Adair is also a licensed real estate agent and has been an avid real estate investor and property manager since 1989 as a partner of ADLAW. Mr. Adair is a member of the Oracle Applications User Group (OAUG) and the Intermountain Compensation and Benefits Association (ICBA). Mr. Adair is not a director of any other SEC reporting company. Mr. Adair is 41 years old.

         There are no family relationships among these new directors and any of the Company's other executive officers or directors.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   BEKEM METALS, INC.



Date: May 10, 2006                                 By: /s/ Marat Cherdabayev
                                                   -----------------------------
                                                   Marat Cherdabayev, President

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